UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Definitive Information Statement

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Name of Registrant As Specified In Its Charter)

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REVOLUTION LIGHTING TECHNOLOGIES, INC.

177 Broad Street

Stamford, Connecticut 06901

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To Our Stockholders:

We are delivering this Notice and the accompanying Information Statement to inform our stockholders that on February 4, 2016, the holder of a majority of the shares of Revolution Lighting Technologies, Inc. (the “Company”) common stock, $.001 par value per share (the “Common Stock”) adopted resolutions by written consent, in lieu of a meeting of stockholders, to amend our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to effect a reverse stock split of our Common Stock at a ratio of 1-for-10, concurrent with the filing of the amendment to our Certificate of Incorporation with the Delaware Secretary of State (the “Reverse Stock Split”). Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split or to implement a reverse stock split at a different ratio previously approved by stockholders.

The amendment to the Certificate of Incorporation reflecting the Reverse Stock Split, attached hereto as Annex A (the “Amendment”), was approved by stockholder written consent pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), which permits any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. All necessary corporate approvals in connection with the Amendment and the Reverse Stock Split have been obtained.

The Information Statement is being furnished to the holders of the Company’s Common Stock pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder solely for the purpose of informing our stockholders of these corporate actions before they take effect. In accordance with Rule 14c-2 under the Exchange Act, we plan to file the Amendment and thereby implement, as may be elected by our Board of Directors, the Reverse Stock Split, twenty calendar days following the mailing of this Notice and the accompanying Information Statement, or as soon thereafter as is reasonably practicable.

The Amendment was approved and recommended by our Board of Directors prior to the stockholder action by written consent described in this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

You have the right to receive this Notice and the accompanying Information Statement if you were a stockholder of record of our Company at the close of business on February 4, 2016.

By order of the Board of Directors

Robert V. LaPenta
February 16, 2016	President and Chief Executive Officer

REVOLUTION LIGHTING TECHNOLOGIES, INC.

177 Broad Street

Stamford, Connecticut 06901

INFORMATION STATEMENT

General

In this Information Statement, unless the context otherwise requires, “Revolution “we,” “our,” “us,” the “Company” and similar expressions refer to Revolution Lighting Technologies, Inc., a Delaware corporation.

This Information Statement is being sent to inform our stockholders that we have obtained consent from the holder of a majority of the shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) to amend our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to effect a reverse stock split of our Common Stock at a ratio of 1-for-10. Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split, or to implement a reverse stock split at a different ration previously approved by stockholders.

This Information Statement is being mailed on or about February 16, 2016 to the Company’s stockholders of record as of February 4, 2016. This Information Statement constitutes notice to our stockholders of corporate actions taken by our stockholders without a meeting as required by the DGCL.

We will pay the costs of preparing and sending out the enclosed Notice and this Information Statement.

The date of this Information Statement is February 16, 2016.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The Action by Written Consent

RVL 1 LLC (the “Majority Stockholder”) owns 82,453,863 shares of our outstanding Common Stock, representing a majority of the Company’s outstanding voting capital. The Majority Stockholder has executed a written consent approving the Amendment reflecting the Reverse Stock Split as described herein (the “Consent”). As of the date of this Information Statement, there were 159,630,032 shares of our Common Stock issued and outstanding. No payment was made to any person or entity in consideration of execution of the Consent.

Voting and Vote Required

The Company is not seeking consents, authorizations or proxies from you. Section 228 of the DGCL (“Section 228”) provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of outstanding stock entitled to vote thereon and a majority of each class entitled to vote thereon as a class was required to approve the Amendment.

As of the Record Date, the Company had 159,630,032 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. On the Record Date, the Majority Stockholder beneficially owned 82,453,863 shares of Common Stock, which represents a majority of the Company’s outstanding voting capital. Accordingly, the written consent executed by the Majority Stockholder pursuant to Section 228 of the DGCL is sufficient to approve the Amendment reflecting the Reverse Stock Split and no further stockholder action is required to approve the Amendment.

Notice Pursuant to Section 228

Pursuant to Section 228 of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the adoption of the Amendment.

REVERSE STOCK SPLIT

The Company’s Board of Directors has unanimously adopted a resolution pursuant to which it will seek stockholder approval to authorize the Board of Directors to potentially effectuate a reverse stock split at a ratio of 1-for-10 (the “Reverse Stock Split”). In addition, the Majority Stockholder has executed the Consent approving the Amendment reflecting the Reverse Stock Split as described herein.

On May 11, 2015, our stockholders approved an amendment to our Certificate of Incorporation that allows our Board of Directors to effectuate a reverse stock split at one of the following ratios: 1-for-4, 1-for-4.5, 1-for-5, 1-for-5.5, 1-for-6, 1-for-6.5 or 1-for-7. Although our Board of Directors has the authority to implement a reverse stock split at one of the aforementioned ratios, our Board of Directors intends to implement the Reverse Stock Split at a ratio of 1-for-10 on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable. Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split or to implement a reverse stock split at a different ration previously approved by stockholders.

The Board of Directors has determined that it is in the best interests of Revolution and our stockholders to effect the Reverse Stock Split, and for our stockholders to approve the Amendment. The Reverse Stock Split would reduce the number of outstanding shares of our Common Stock.

Background on the Reverse Stock Split

Our management and the Majority Stockholder believe that the Reverse Stock Split would be beneficial to us because such action would reduce the number of shares outstanding and increase the trading price per share of our Common Stock. Our Common Stock is currently listed on The NASDAQ Capital Market (NASDAQ: RVLT) and, as a result, we are subject to the NASDAQ Listing Rules. On December 22, 2015, we received notification from The NASDAQ Stock Market’s Listing Qualifications Department that for the last 30 consecutive business days, the bid price of our Common Stock has closed below the minimum $1.00 per share required for continued inclusion under NASDAQ Listing Rule 5550(a)(2) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we must regain compliance with the Rule within 180 calendar days, or by June 20, 2016. The NASDAQ Listing Qualifications Department has informed us that if at any time before June 20, 2016, the bid price of our Common Stock closes at $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide us with written notification that we have regained compliance with the Listing Rules.

Our Board of Directors currently intends to implement the Reverse Stock Split at a ratio of 1-for-10 on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable. If the Reverse Stock Split is implemented by our Board of Directors, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the Reverse Stock Split by the Majority Stockholder and its implementation by our Board of Directors, there is no assurance that the Reverse Stock Split will result in our meeting the $1.00 minimum bid price requirement and our Common Stock could be delisted from The NASDAQ Capital Market due to our failure to comply with this or other NASDAQ Listing Rules.

The Board of Directors reserves the right to elect to abandon the Reverse Stock Split, if it determines that the Reverse Stock Split is not in our best interests and the best interests of our stockholders.

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split at an appropriate time would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in our Common Stock. In approving the Reverse Stock Split, the Board of Directors considered that our Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board of Directors also believes that most investment funds are reluctant to invest in lower priced stocks.

Although we expect the Reverse Stock Split, if effectuated, will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar reverse stock splits for companies in like circumstances is varied. If the market price of our Common Stock declines following the implementation of the Reverse Stock Split, then the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The form of the Amendment is set forth in Annex A to this Information Statement.

Board Discretion to Determine Ratio for the Potential Reverse Stock Split

The resolution approved by the Board of Directors grants authorization to the Board to effect the Reverse Stock Split, if and when determined by the Board, at a ratio of 1-for-10. Under the Amendment, as proposed, if the Board determines to effect the Reverse Stock Split, each outstanding ten shares of Common Stock would be reclassified as and changed into one share of Common Stock. No further action on the part of stockholders will be required to implement the Reverse Stock Split. The Board currently intends to effectuate the Reverse Stock Split at a ratio of 1-for-10 on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable.

The Board of Directors also has the authority to effectuate a reverse stock split at any one of the following previously approved ratios: 1-for-4, 1-for-4.5, 1-for-5, 1-for-5.5, 1-for-6, 1-for-6.5 or 1-for-7, and the Board of Directors may decide not to effect any reverse stock split.

Certain Risks Associated with the Potential Reverse Stock Split

There are numerous factors and contingencies that could affect the price of our Common Stock following implementation of the Reverse Stock Split, including the status of the market for our Common Stock at the time, our results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split. If the market price of our Common Stock declines after the Reverse Stock Split is implemented, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the split will be lower than before the split.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Effects of the Potential Reverse Stock Split

General – Upon the effectiveness of the Reverse Stock Split, each of our stockholders would beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split would result in any of the stockholders owning a fractional share, as described below.

The number of stockholders of record would also not be affected, and the rights and preferences of the outstanding shares of Common Stock would remain the same.

Effect on Authorized and Outstanding Shares – Currently, we are authorized to issue up to a total of 200,000,000 shares of Common Stock. As of the Record Date, 159,630,032 shares of our Common Stock were issued and outstanding, and 5,721,692 shares were reserved for issuance. The reserved shares of our Common Stock consisted of 2,477,186 shares reserved for issuance under our 2013 Stock Incentive Plan, 314, 834 shares reserved for issuance upon exercise of outstanding options and 2,929,672 shares to be issued for 2014 acquisitions.

Implementation of the Reverse Stock Split would not change the total authorized number of shares of Common Stock. Accordingly, the number of shares of Common Stock available for issuance following implementation of the Reverse Stock Split will increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our Common Stock. We have no current commitments or agreements that will involve the issuance of capital stock except with respect to shares of Common Stock reserved as described above. However, we may engage in future transactions, including financings and acquisitions, which could involve the issuance of capital stock. Although we engage in discussions with third parties from time to time, we currently have no agreements or commitments with respect to potential acquisitions or similar transactions or for the financing of any acquisitions that may be considered in the future. Stockholders should note that no assurance can be given that any such transactions will occur. In addition, as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, we have incurred losses since inception and expect to continue to incur losses in the near term. Accordingly, we may need additional financing to maintain and expand our business as a result of which we may use some of the shares of Common Stock that would become available for issuance as a result of the Reverse Stock Split for potential transactions involving equity securities. The issuance of such equity securities could result in the dilution of the percentage ownership interest of current stockholders in the Company, which could be significant. Also, any future issuance of additional shares of Common Stock could affect our stockholders in a number of other respects, including by diluting the voting power of the then holders of our Common Stock, and by diluting the earnings per share and book value per share of the outstanding shares of our Common Stock at such time. In addition, the issuance of additional shares of Common Stock, or shares of preferred stock or other securities that are convertible into, or exercisable for, Common Stock, could adversely affect the market price of our Common Stock.

Effect on the Revolution Lighting Technologies, Inc. 2013 Stock Incentive Plan (the “Plan”) - The number of shares issuable under the Plan and the options and restricted common shares issued under the Plan to date would be reduced proportionately, based on the exchange ratio of the Reverse Stock Split. A maximum of 6,000,000 shares of the Company’s Common Stock are issuable under the Plan, as amended. The Reverse Stock Split would reduce this amount proportionately. Additionally, the 3,522,814 shares of restricted Common Stock and 25,000 options issued to date under the Plan would be reduced proportionately, except to the extent that the Reverse Stock Split would result in any of the stockholders owning a fractional share, as described below.

Effect on Other Outstanding Equity Awards – The Company had 289,834 options outstanding which were granted prior to adoption of the Plan. Shares reserved for issuance pursuant to these awards aggregated 289,834. The number of shares issuable upon exercise of these awards, and the number of shares reserved for issuance, would be reduced proportionately based on the exchange ratio of the Reverse Stock Split.

Payment for Fractional Shares - Whether shares are held in street name or directly, fractional shares of Common Stock will not be issued to stockholders. Instead, fractional shares will be cashed out. For example, if a stockholder holds 104 shares on a pre-split basis and the Reverse Stock Split ratio is 1-for-10, 100 of such shares would be combined and converted into 10 shares on a post-split basis and such stockholder would receive cash for four pre-split shares.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	the last reported sale price of our Common Stock on the effective date of the Reverse Stock Split as reported on The NASDAQ Capital Market (or, if our Common Stock is not then listed on The NASDAQ Capital Market, the last trade price prior to the closing date); by

•	the number of fractional shares.

Stockholders would not be entitled to receive interest for their fractional shares. Any stockholder that holds a number of our shares that is less than the ratio used to implement the Reverse Stock Split will be completely cashed out as a result of the payment of fractional shares in lieu of any fractional share interests.

Accounting Matters – The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock would be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

U.S. Federal Income Tax Matters - The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Stock Split by a U.S. stockholder. This discussion does not address the impact of federal income taxes on non-U.S. stockholders, or on stockholders subject to special tax rules. This discussion also does not address the impact of taxes other than the income tax, or of taxes imposed by jurisdictions other than the United States, such as states, localities and foreign countries. This discussion is based on the provisions of the Internal Revenue Code, as amended (the “Code”) and applicable regulations, rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations and may be repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein. There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the Internal Revenue Service (the “IRS”) has been obtained or will be sought with respect to the U.S. federal income tax consequences of the Reverse Stock Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Stock Split. In particular, taxpayers who hold pre-Reverse Stock Split shares with differing tax bases or differing holding periods should consult their tax advisors with regard to identifying the tax bases or holding periods of the replacement shares.

We believe that the Reverse Stock Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code and that the following U.S. federal income tax consequences will result from the Reverse Stock Split:

•	a stockholder will not recognize gain or loss on the Reverse Stock Split, except with respect to any cash received in lieu of fractional shares, the tax treatment of which is described below;

•	the aggregate tax basis of the shares received by a stockholder in the Reverse Stock Split, including any fractional share for which cash is received, will be equal to the aggregate tax basis of the shares surrendered in exchange therefor; and

•	the holding period of the shares received by a stockholder in the Reverse Stock Split, including any fractional share that is received and immediately redeemed, will include the holding period of the shares surrendered therefor.

Stockholders who receive cash in lieu of fractional shares generally will be treated as having received a fractional share pursuant to the Reverse Stock Split and then as having exchanged the received fractional share for cash in a redemption by the Company. As a result, such stockholders generally should recognize capital gain or capital loss equal to the difference between the amount of the cash received and the portion of the Stockholder’s adjusted tax basis allocable to the fractional share. However, the IRS may determine that the distribution of cash constitutes a dividend under Section 302 of the Code, in which case the cash received will be treated as dividend income to the extent of the Company’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Stockholders may be subject to backup withholding tax (at a rate of 28%) on the payment of cash in lieu of fractional shares if they do not provide their taxpayer identification number in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the stockholder’s federal income tax liability, provided that required information is timely furnished to the IRS. Stockholders are urged to consult their own tax advisors to determine whether a stockholder’s receipt of cash has the effect of a distribution of a dividend.

Mechanics of Reverse Stock Split -At such time that the Reverse Stock Split is implemented, our stockholders will be notified that the Reverse Stock Split has been effected and the ratio at which it was effected. The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder’s name.

•	If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

•	Non-registered stockholders holding our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

EFFECTIVE DATE OF THE AMENDMENT

The Board and the Majority Stockholder have approved the Reverse Stock Split to be effective concurrent with the filing of the Amendment with the Secretary of State of Delaware. However, the Board may, in its sole discretion, elect to implement a reverse stock split at any other previously approved ratio or may elect not to implement any reverse stock split. We anticipate the Amendment will be filed and become effective on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Robert V. LaPenta, James A. DePalma, Robert V. LaPenta, Jr. and Robert A. Basil, Jr. are directors of Revolution and Robert V. LaPenta is our President and Chief Executive Officer and James A. DePalma is our Chief Financial Officer. The Majority Stockholder is controlled by Aston Capital, LLC, its managing member. Messrs. LaPenta, DePalma, LaPenta, Jr. and Basil are all officers of the Majority Stockholder and members and officers of Aston Capital, LLC. Other than as set forth above, no director or executive officer, other than in his role as director or executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect by security holdings or otherwise, in the matters described herein which, to the extent such director, executive officer or associate of such director or executive officer is a stockholder of the Company, is not shared by all other stockholders pro-rata and in accordance with their respective stock ownership interests.

INFORMATION ABOUT MAJORITY STOCKHOLDER

As of the Record Date, the Majority Stockholder is the holder of 82,453,863 shares of our Common Stock, representing approximately 51.7% of the voting capital stock of the Company, and has consented to the Amendment.

HOUSEHOLDING OF INFORMATION STATEMENTS

The Company has been notified that certain banks, brokers and other nominees may household the Company’s Information Statement for stockholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request individual copies of the Information Statement by contacting your bank, broker or other nominee.

VOTING SECURITIES

INFORMATION ABOUT REVOLUTION SECURITIES BENEFICIAL OWNERSHIP

Set forth below is certain information as of February 4, 2016 with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act of our Common Stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding Common Stock, (b) each director and nominee for director, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Revolution Lighting Technologies, Inc., 177 Broad Street, Stamford, Connecticut 06901.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding
5% Security Holders:

RVL 1, LLC (1)	82,453,863	51.7%
Aston Capital, LLC (1)	83,253,863	52.2%
Robert V. LaPenta (1)(2)	83,753,863	52.5%
James A. DePalma (1)(3)	83,703,863	52.4%
Robert V. LaPenta, Jr. (1)	83,253,863	52.2%
Robert A. Basil, Jr. (1)	83,253,863	52.2%
American Financial Group, Inc. (7)	10,825,708	6.8%

Officers, Directors and Nominees:

Robert V. LaPenta (1)(2)	83,753,863	52.5%
James A. DePalma (1)(3)	83,703,863	52.4%
Robert V. LaPenta, Jr. (1)	83,253,863	52.2%
Robert A. Basil, Jr. (1)	83,253,863	52.2%
Stephen G. Virtue(4)	90,000	*
William D. Ingram(4)	90,000	*
Dennis McCarthy (4)(5)	100,000	*
Charles J. Schafer(6)	400,000	*
All current directors and officers as a group (8 persons)	84,883,863	53.2%

*	Less than 1%
(1)	RVL holds directly 82,453,863 shares of shares of common stock. Aston, in its capacity as the managing member of RVL, may be deemed to be the beneficial owner of these 82,453,863 shares. Aston also holds directly 800,000 shares of the restricted common stock. Messrs. LaPenta, DePalma, Basil and LaPenta, Jr., in their capacities as members and officers of RVL and members of Aston, may be deemed to be the beneficial owner of 83,253,863 shares of common stock. Each of the foregoing persons expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person.
(2)	Includes 500,000 shares of common stock owned by Mr. LaPenta in his own account.
(3)	Includes 450,000 shares of common stock owned by Mr. DePalma in his own account.
(4)	Represents restricted common stock granted to each of Mr. Virtue, Mr. Ingram and Mr. McCarthy for services rendered as non-employee directors. The 10,000 remaining unvested shares to each of Mr. Virtue, Mr. Ingram and Mr. McCarthy vest on January 1, 2017.
(5)	Includes 10,000 shares held by Mr. McCarthy in his own account.
(6)	Includes 250,000 and 100,000 shares of restricted common stock with equal vesting over three years granted to Mr. Schafer. The first vesting dates were January 29, 2014 and April 22, 2015, respectively. Also includes 50,000 shares held in Mr. Schafer’s own account.
(7)	Based on a Schedule 13G Amendment dated January 22, 2016 by American Financial Group, Inc., 301 East Fourth Street, Cincinnati, Ohio 45202. American Financial Group, Inc. may be deemed to be the beneficial owner of 10,825,708 shares of our Common Stock, over which it has sole investment and voting power for all such shares, all of which shares are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

By order of the Board of Directors

Robert V. LaPenta
February 16, 2016	President and Chief Executive Officer

ANNEX A

THIRD CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Revolution Lighting Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Revolution Lighting Technologies, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 16, 1993 under the name Super Vision International, Inc. On April 11, 2007, the Corporation changed its name from Super Vision International, Inc. to Nexxus Lighting, Inc. On November 14, 2012, the Corporation changed its name from Nexxus Lighting, Inc. to Revolution Lighting Technologies, Inc.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the DGCL setting forth a proposed third amendment to the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of the Corporation (the “Third Amendment”) and declaring the Third Amendment to be advisable. The requisite stockholders of the Corporation have duly approved the Third Amendment in accordance with Section 242 of the DGCL. The Third Amendment amends the Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by adding the following text immediately after the last paragraph of Article FOURTH:

“Effective upon the filing of the Third Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to cash payment for each fractional share of Common Stock that would have been issued to such person.

3. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

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IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by its President and Chief Executive Officer on this [    ] day of February, 2016.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Robert V. LaPenta
Name:	Robert V. LaPenta
Title:	President and Chief Executive Officer

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